Exhibit 10.4

English Language Translation
EMPLOYMENT CONTRACT STATUTORY DIRECTOR

THE UNDERSIGNED:
1.the limited liability company The Johnson Corporation Holland B.V., located at (1382 LG) Weesp, at Nijverheidslaan 25, hereby legally represented pursuant to article 10 of its articles of incorporation by R.A. Leerentveld, hereinafter referred to as: "the BV"; and
2.Mr. F. Westerhout, born on April 9, 1964, residing at (1213 TA) Hilversum at Plantaanweg 9, hereinafter referred to as: "Westerhout".

TAKING INTO CONSIDERATION:
a.that Westerhout has already been employed by the BV since July 14, 1997, recently in the function of Deputy Director and before that as Finance & IT Manager;
b.that Westerhout, by decision of the general meeting of shareholders of the BV dated March 17, 2003, has been appointed to one of the statutory directors of the BV as of May 1, 2003;
c.that, based on the aforementioned decision, the parties wish to lay down the terms, which will be effective as of May 1, 2003, as follows in writing.

HAVE AGREED AS FOLLOWS:

Article 1: Function, effective date, duration and termination
1.1.Westerhout shall hold the function of statutory director as of May 1, 2003.
1.2.As director, Westerhout has all rights and obligations that are and will be conferred and imposed by law or pursuant to the articles of incorporation of the BV to the director. Westerhout shall be obliged to do or refrain from doing everything that a good statutory director should do or refrain from doing and shall deploy his person and full energy to his best ability for the BV.
1.3.This employment contract shall be concluded for an indefinite period of time.
1.4.This employment contract can be prematurely terminated by either party before the end of each month in writing, provided that a notice period of 2 months is observed by Westerhout and a notice period of 4 months by the BV, without prejudice to the provisions in the articles of incorporation regarding suspension and dismissal of Westerhout as director.

English Language Translation
Article 2: Salary and vacation allowance
2.1.The gross salary of Westerhout shall amount to Euro 8,173.00 per month.
2.2.The salary will in any case be periodically increased in accordance with the percentage of the regular salary increases as these result from the collective agreement for the Metal and Electrical Engineering Industry.
2.3.Westerhout shall be entitled to a vacation allowance of 8% of the gross annual salary. By annual salary is meant in this context 12 times the monthly salary mentioned in 2.1.
The vacation allowance shall be paid in the month of May. When Westerhout has only been employed for part of the period, on which the vacation allowance is calculated, namely from July 1 through June 30, Westerhout shall be entitled to a pro rata vacation allowance. If the employment contract between the parties is ended before the payment date as aforementioned, the vacation allowance shall also be paid pro rata.

Article 3: Profit share
3.1.Westerhout shall be entitled to 0.75% over the consolidated profit (before corporate tax and royalties which are paid to the parent company) of the BV and all its participations in Europe. This profit share shall be maximized to an amount of Euro 35,000.00 per year.
3.2.The profit share shall be paid annually in the month of April or May over the previous fiscal year. If Westerhout has only been employed part of the fiscal year, the profit share shall be established in proportion to the number of full months that the employment contract has existed during the relevant fiscal year.
3.3.The amount of the profit share due to Westerhout shall be established each year by the parties. In case of disagreement, the profit share shall be calculated by the external accountant of the BV. His calculation shall be binding for both Johnson and Westerhout. Payment of the profit share by the BV shall occur within one month following receipt of the notice by the accountant regarding the determination.
3.4.Once per 3 years, therefore for the first time in 2006, it shall be mutually determined by the parties if adjustment of the maximization mentioned in paragraph 1 is appropriate.

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Article 4: Working hours and place of employment
The employment contract has been concluded for 39 hours per week, with the provision that, in view of the function and remuneration, there is no compensation for any overtime.

Article 5: Place of employment
The place of employment shall be Weesp, but Westerhout shall be obliged to perform the work at another location than usual, unless this cannot be expected from him because of special circumstances.

Article 6: Vacation
6.1.The employee shall be entitled to 25 vacation days and 6.5 ATV days per calendar year based on a 5-day working week (39 hours). The vacation days and ATV days shall be accrued in proportion to the number of days (hours) worked per week. Maximum 3 ATV days shall be established by the BV per year.
6.2.The vacation days shall be accrued in proportion to the duration of the employment during the vacation year.

Article 7: Pension
The pension scheme valid at the start of this employment contract shall remain valid.

Article 8: Disability and health insurance
8.1.The schemes valid at the start of this employment contract regarding the continued payment of the salary during disability shall remain valid.
8.2.The BV shall pay a (gross) contribution in the costs of the health insurance of the employee of 50% of the premium due.

Article 9: Salary savings scheme
The salary savings scheme valid at the start of this employment contract shall remain valid if and insofar allowed for tax purposes.

Article 10: Liability
10.1.    The Johnson Corporation shall explicitly and irrevocably indemnify Westerhout against all possible liabilities, losses, damages and claims which Westerhout

English Language Translation
may be confronted with, insofar these result from and/or are related to the obligations of any nature, entered into in the name of or by Westerhout in his capacity of statutory director of the BV during the normal course of business and under the condition that Westerhout has not acted in conflict with the law or with the articles of incorporation of the BV.

10.2.     Any amount that is payable pursuant to article 10.1 shall be paid by The Johnson Corporation to Westerhout on a bank account provided by Westerhout by fax and in the manner prescribed by Westerhout, at the time that the payment of the amount is due.

Article 11: Transport
Westerhout shall receive the fiscally allowed travel allowance based on his own means of transport.

Article 12: Telephone expenses
The telephone expenses to be incurred by Westerhout via his private telephone shall be compensated by the BV, provided that the compulsory fiscal fixed amount that may result from this is weekly settled with the salary mentioned in article 2.

Article 13: Business travel
Westerhout is prepared to make business trips for the BV abroad. All costs associated with these trips shall be compensated by the BV. Westerhout must provide written documents of these costs to the BV.

Article 14: Termination and indemnification
14.1.Upon termination of this employment contract at the initiative of the BV, and/or termination at the initiative of Westerhout due to such a change of circumstances that it cannot be reasonably expected of Westerhout to remain employed with the BV (for example, but not limited to the case of a merger or acquisition as a result of which the position of Westerhout substantially changes and/or in which case another director is appointed as a result of which the responsibilities of Westerhout are substantially reduced), the BV shall have to pay an indemnification to Westerhout, as further indicated in this article.

English Language Translation
14.2.Westerhout is not entitled to an indemnification if the employment contract is terminated at the initiative of the BV through a legally valid dismissal with immediate effect because of an immediately reported reason to him within the meaning of article 7:677, paragraph 1 of the Dutch Civil Code or if the employment is terminated through a dissolution of the employment contract pursuant to article 7:685 of the Dutch Civil Code because of an urgent reason as referred to in article 7:677, paragraph 1 of the Dutch Civil Code.
14.3.The indemnification shall amount to at least 12 times the final monthly salary, to be increased with 1.5 of the monthly salary for each full year of service that Westerhout has been employed from May 1, 2006 by the BV from age 40 to age 50 and 2 monthly salaries for each year of service as of age 50. A period of half a year plus one day shall count as a full year of service. The indemnification is, however, maximized to the amount that Westerhout would have received in total monthly salaries in case of continuation of the employment contract until the retirement age; when calculating this maximum amount, the amount that Westerhout will actually receive when reaching age 62 until the retirement age based on the then existing early retirement scheme is taken into account.
14.4.The monthly salary referred to in 14.3 shall include the following elements:
- the fixed monthly salary
- the vacation allowance over a fixed monthly salary
- 1/12 of the average annual bonus over the past 3 fiscal years
14.5.All amounts referred to above shall be gross amounts. The indemnification will be paid by the BV to Westerhout within one month following the end of the employment contract in a fiscally permissible manner indicated by Westerhout.

Article 15: Other positions
Subject to written approval of the meeting of shareholders, Westerhout is not allowed to perform work for third parties and he will refrain from undertaking business on his own. Westerhout will neither accept or stipulate any financial or other advantage from third parties, either directly or indirectly, which can be deemed to be related to his activities with or for the BV.

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Article 16: Competition clause
Westerhout shall be prohibited, without written exemption of the meeting of shareholders, to establish, conduct, have conducted, also conduct - either directly or indirectly - or be employed in any way in it - whether or not in exchange for payment - or have any share in a business in any form, that is equivalent, similar or related to the business of the BV (or a subsidiary of the BV), during a period of 2 years following termination of the present employment contract.
This prohibition shall not apply if the employment contract is terminated at the initiative of the BV, unless it is terminated by the BV through a legally valid dismissal with immediate effect because of an immediately reported reason to him within the meaning of article 7:677, paragraph 1 of the Dutch Civil Code or if the employment is terminated through a dissolution of the employment contract pursuant to article 7:685 of the Dutch Civil Code because of an urgent reason as referred to in article 7:677, paragraph 1 of the Dutch Civil Code.

Article 17: Confidentiality
Westerhout shall adhere to strict secrecy, both during and after employment, with regard to anything that comes to his knowledge during the exercise of his function relating to matters and interests of the company of the BV or an affiliated company. This confidentiality obligation shall also include all data and/or details of relations and clients of the BV of which Westerhout has gained knowledge in his position.
Following the end of his employment, Westerhout shall hand over all written and electronic information regarding the BV to the BV and not withhold any copies of this for his own use.
Following the end of his employment, Westerhout shall refrain from giving any negative statements to employees, suppliers and customers of the BV, as well as to the press or any third parties.

Article 18: Deviations and adjustments
18.1.This employment contract shall be deemed to provide a full representation of the agreements between the parties as these exist at the moment of the signing of the agreement.
18.2.Additions to, and deviations from this employment contract shall only be valid if and insofar they have been agreed upon in writing between the parties.
18.3.The collective agreement for the Metal Industry shall apply to matters that are not explicitly governed by this agreement.
Article 19: Disputes
This employment contract shall be governed by the laws of the Netherlands.
The court in which jurisdiction the BV is located shall be competent for any disputes resulting from this employment contract.

English Language Translation
Agreed and drawn up in duplicate and signed

At: Three Rivers, MI, USA	At: WEESP
Date: November 29, 2004	Date: November 29, 2004
/s/ R. A Leerentveld	/s/ Fred Westerhout
The Johnson Corporation Holland B.V.	Mr. F. Westerhout

Regarding article 10
At: Three Rivers, MI, USA
Date: November 29, 2004
/s/ R. A Leerentveld
The Johnson Corporation